Exhibit 3.73

                                   SECOND
                            AMENDED AND RESTATED
                          PARTNERSHIP AGREEMENT OF
                          J-R MOTORS COMPANY SOUTH

         THIS SECOND AMENDED AND RESTATED PARTNERSHIP AGREE MENT ("Agreement") is entered into to be effective as of the 1st day of May, 1994, by and among WOODY CAPITAL INVESTMENT COMPANY II, a Colorado corporation ("Woody"), R. L. BUSCHER II, INC., a Colorado corporation ("Buscher"), and C. GARRETT, INC., a Colorado corporation ("Garrett"). This Agreement amends and restates in its entirety that certain Amended and Restated Partnership Agreement of J-R Motors Company South effective as of April 2, 1991. In consideration of the mutual promises contained herein, the parties agree as follows:

         1. Name of Partnership. The name of the Partnership shall be J-R MOTORS COMPANY SOUTH (the "Partnership") whose purpose shall continue to be to acquire, own, operate, manage, sell, exchange, dispose of and otherwise invest in motor vehicle franchises for new and used motor vehicle sales and service in the Denver Metropolitan Area (the "Dealerships") upon the terms and conditions set forth-in this Agreement and, except as otherwise provided in this Agreement, subject to the provisions of the Uniform Partnership Law of Colorado.

         2. Capital Contributions and Sharing Ratios.

                  a. The Sharing Ratios of the Partners are as follows:

                                                            Sharing
                                                            Ratios

                           Woody              -                86%
                           Buscher            -                10%
                           Garrett            -                 4%
                                                            ------
                                                              100%

                  b. Any of the Partners may make secured or unsecured advances to the Partnership by agreement with the Partnership.

                  c. If the Partners, by vote of not less than a majority of the Partner ship Interests, determine at some future date that the Partnership requires additional capital contributions other than as set forth above in subparagraphs a. and b., then the Partnership shall notify the Partners in writing of the total amount of additional capital required and the date on which such capital is required, which written notice shall be mailed to the Partners not less than thirty (30) days prior to the date on which the additional capital contributions are to be paid. The Partners shall have the obligation, within such thirty-day period to make the additional capital contributions to the Partnership in the amount that results from multiplying their pro rata Sharing Ratios times the total amount of additional capital required. Any Partner who fails to contribute all of his portion of the additional capital within the time period as specified in the notice shall not share in any Partnership distributions. If such default continues for thirty (30) days without being cured, any undistributed funds of the Partnership allocated to the defaulting Partner shall be applied to the obligation of the defaulting Partner and in addition, the non-contributing Partner shall execute a demand promissory note payable to the contributing Partner having the largest Sharing Ratio (if there is more than one contributing Partner) in the amount due from such noncontributing Partner, which note shall bear interest at the rate of 4% per annum over the prime rate set forth in paragraph 18b, and shall be secured by the interest in the Partnership of the non-contributing Partner. Any and all Partnership distributions otherwise due to such noncontributing Partner shall be distributed to the contributing Partner having the largest Sharing Ratio (if there is more than one contributing Partner) to pay such note, and if a Partner other than Woody is the noncontributing Partner, any bonus payments (based upon profitability of the Partnership) due to the individual shareholder of such noncontributing Partner under any Employment Contract with the Partnership shall also be used to pay such note.

         3.       Partnership Interests.

                  The Partnership Interests of the Partners as of the date of this Agreement are as follows:

                           Woody                  -                76%
                           Buscher                -                20%
                           Garrett                -                 4%
                                                                ------

         4. Allocations. The net profits or net losses of the Partnership shall be determined on an annual basis in accordance with generally accepted accounting principles applied on a consistent basis. A separate capital account shall be maintained for each Partner in accordance with the requirements of Section 704 (b) of the Internal Revenue Code of 1986 as amended (the "Code") and any Treasury Regulations promulgated thereunder.

                  a. The net profits or net losses of the Partnership for any Fiscal Year shall be allocated as follows:

                           (A) First, net income shall be allocated to each Partner so that the cumulative allocations of net income under this clause (A) equal such Partner's cumulative monthly "Interest Amount" (as defined in Section 4c below) for all fiscal years beginning after December 31, 1993; and

                           (B) Second, any remaining net income, and all net losses, shall be allocated to the Partners, pro rata in accordance with their Sharing Ratios. In the event the Sharing Ratios change during any fiscal year, each Partner's allocable share of such remaining net profits or net losses for such fiscal year shall be determined in accordance with the interim closing-of the Partnership's books method of allocation provided under Treas. Reg. Section
                                    1.706-1(c)(2)(ii).

                  b. LIFO Allocation. In the event of a recapture of previous LIFO benefits, each such recapture shall be allocated among the Partners in the proportion that the previous LIFO benefit was allocated among the Partners, with the most recent LIFO benefits being recaptured first.

                  c. Interest Amount. The "Interest Amount" for each Partner shall be computed by the Partnership's certified public accountants, Morrison, Brown, Argiz & Co., at the beginning of each month as the product of (i) such Partner's "Net Investment" balance on the first day of such month, multiplied by (ii) one-twelfth (1/12) multiplied by the sum of (A) the prime rate set forth in Section 18b below, in effect as of such day, plus (B) two percentage points (2%). The "Net Investment" balance of a Partner, as of any day, shall be (a) the cumulative amount of capital contributions made to the Partnership by such Partner, plus (b) the cumulative amount of net profits of the Partnership allocated to such Partner, minus (c) the cumulative amount of net losses of the Partnership allocated to such Partner, minus (d) the cumulative amount of distributions made from the Partnership to such Partner. In the event of a transfer of a Partnership Interest, the transferring Partner's Net Investment account shall remain with the transfer ring Partner, except that for every 1% Sharing Ratio that Garrett purchases from Woody, the Net Investment Account of Garrett shall increase by Twenty Thousand and No/100 Dollars ($20,000.00), and the Net Investment Account of Woody shall be correspondingly reduced, at the time of each such purchase.

         5. Cash Distributions of Partnership. Distributions of cash or other assets by the Partnership shall be made in the following order:

                  a. First, a monthly payment of Ten Thousand Dollars ($10,000.00) to Woody, which is intended to be a guaranteed payment within the meaning of Section 707(c) of the Code;

                  b. Second, distributions in an amount equal to each Partner's share of the Partnership's annual net income for income tax purposes as shown on IRS Form 1065, times the sum of the highest federal and Colorado income tax rates for individuals, among the Partners; and

                  c. Finally, discretionary distributions to the Partners, pro rata, based upon their Sharing Ratios, to be made at such times that the profits and cash flow of the Partnership permit, in the discretion of the Partners.

         6. Accounts. Complete and accurate books of account shall be kept by the Partnership at the Partnership's principal place of business, and such books shall be open to inspection by any Partner or by his authorized representative at any time during ordinary business hours. Such books shall be kept on the accrual basis in accordance with generally accepted accounting principles. The Partnership's accounting period shall be the calendar year.

         7. Nominee. Title to all the Partnership's properties shall be held in the Partnership name, or in the name of any nominee (including any Partner so acting) designated by the Partners, who shall have power to enter into nominee agreements with any such person, and such agreements may contain provisions indemnifying the nominee except for his willful misconduct.

         8. Term. The Partnership commenced on April 2, 1991, and it shall continue until terminated by the earlier to occur of December 31, 2022 or upon the withdrawal, corporate dissolution, death, incompetency or bankruptcy of any Partner, any one of which shall work an immediate dissolution of the Partnership in all cases, unless the remaining Partners elect to continue the Partnership within thirty (30) days after the occurrence of such event.

         9. Dissolution and Termination. Notwithstanding any provisions of the Act, the Partnership shall not be dissolved prior to the occurrence of a Liquidating Event. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following events ("Liquidating Event"): (i) the close of business on December 31, 2022; (ii) the sale of all or substantially all of the property and assets of the Partnership; (iii) a unanimous vote of the Partners to dissolve, wind up and liquidate; (iv) the happening of an event that makes it impossible or unlawful for the Partnership to carry on its business; or (v) any event that causes there to be only one Partner.

                  a. Upon the happening of a Liquidating Event, the Partnership shall conduct no business nor engage in any activity that is not necessary or appropriate to winding up its business and liquidat ing, and shall proceed promptly to wind up its affairs in an orderly manner, to liquidate its assets, to satisfy the claims of its creditors and Partners, and to distribute its remaining assets to its Partners. A managing partner ("Managing Partner") shall be selected by vote of the Partners owning the majority of Partner ship Interests, and shall be responsible for supervising the winding up and liquidation and shall dispose of the property of the Partnership as promptly as is consistent with obtaining its fair market value. The proceeds of the disposition of the assets of the Partnership shall be applied in the following order of priority:

                           (1)      First, to the payment, in order of
                                    priority, of all Partner ship debts to
                                    creditors other than the Partners;

                           (2)      Next, to the payment, in order of
                                    priority and thereafter pro rata, of
                                    the debts of the Partnership owed to
                                    Partners; and

                           (3) Any balance to the Partners pro rata in accordance with the balances in their capital accounts.

                  b. If the Partnership is deemed to be liquidated for federal income tax purposes within the meaning of Regulation ss.1.704-1(b)(2)(ii)(g), distributions under this Section 9 shall be made in compliance with Regulationss.1.704-1 (b) (2)
                           (ii) (b) (3) to those Partners who have positive capital accounts. If the capital account of any Partner has a deficit balance after such distribution, such Partner shall contribute to the capital of the Partnership such amount as will restore such capital account to zero, as provided in Regulation S1.704-1(b)(2)(ii)(b)(3). In the discretion of the Managing Partner, a pro rata portion of the amounts that otherwise would be distributed to the Partners under this
                           Section 9 may be (i) withheld to provide a reasonable reserve for unknown or contingent liabilities of the Partnership; or (ii) distributed to a trust created for the benefit of the Partners for purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, or paying contingent or unknown liabilities of the Partnership. Any amounts so withheld or distributed to a trust shall be distributed to the Partners from time to time as the Managing Partner deems it to be practicable in the same proportions such amounts would have ben distribute to the Partners had they not been withheld or distributed to such a trust.

                  c. If no Liquidating Event has occurred, but the Partnership is deemed liquidated for federal income tax purposes within the meaning of Regulation ss.1.704-1(b) (2)(ii)(g), the Partnership shall not be wound up and dissolved but its assets and liabilities shall be deemed to have been distributed to the Partners and contributed to a new partnership which shall operate and be governed by the terms of this Agreement.

                  d. Except as otherwise specifically provided in this Agreement, a Partner has the right to look only to the assets of the Partnership for a return of his capital contributions, has no right to receive anything other than money in a distribution from the Partnership, and has no priority over any other Partner with respect to distributions, allocations, or the return of capital contributions.

                  e. Within thirty (30) days of the happening of a Liquidating Event, the Managing Partner shall give written notice thereof to each of the Partners, to all creditors of the Partnership, to the banks and other financial institutions with which the Partnership normally does business, and to all other parties with whom the Partnership regularly conducts business, and shall publish notice of dissolu tion in a newspaper of general circulation in each place in which the Partnership generally conducts business.

         10.      Restriction on Transfer of Interest in the Partnership.

                  a. Except to the extent otherwise provided in this Agreement, Garrett shall have no right or ability to transfer any or all of its interest in the Partnership until the date that is five
                           (5) years from the date that Garrett's Sharing Ratio becomes 20%. If a Partner ("Selling Partner") either (i) at any time if the Partner is Woody or Buscher, or (ii) after five (5) years from the date that Garrett's Sharing Ratio becomes 20% if the Partner is Garrett, proposes to transfer any or all of its interest in the Partnership (to a third party other than a Partner or a relative of or an affiliate of the controlling owner of a Partner) now owned or hereafter acquired, whether by sale, gift or otherwise, such Partner shall first make a written offer to sell the same to the Partnership. The offer shall state (i) that the Selling Partner has received a bona fide offer from a responsible prospective non-affiliated and non-related purchaser (the "offeror") to acquire all or any portion of such interest in the Partnership ("Interest") owned by the Selling Partner and that the Offeror has agreed to assume the obligations of the Selling Partner under this Agreement with regard to the Interest to be sold; (ii) the name and address of the Offeror; (iii) the Interest which the Selling Partner desires to dispose of; (iv) the price (or absence of price in the case of a gift) currently being offered to the Selling Partner by the Offeror, including all terms of such offer; and (v) the proposed closing date of the transac tion. After receipt of the offer, the Designated Partner shall have a period of 30 days in which to elect to purchase all of the offered Interest at the price (or absence of price in the case of a gift) and upon the terms and conditions offered by the Offeror.

                  b. The Designated Partner may assign its purchase rights and obligations under this Section 10 to the Partnership, subject to the same periods for election and payment as set forth in Section 10a above, upon approval of the Partners (excluding the offering Partner) owning the majority of remaining Partnership Interests. The purchasing Partner or the Partnership shall pay for the purchased interest as provided for in such offer of the Offeror, if such offer is accepted.

                  c. If the Designated Partner or Partnership does not exercise its right in full, the remaining Partners (other than the offering Partner) shall have the right to purchase, at the same price and upon the same terms and conditions available to the Designated Partner, all of the Interest not purchased by the Designated Partner or Partnership. In any event, all of the offered Interest must be purchased by the remaining Partners as a condition to the remaining Partners acquiring any of the offered Interest. This right shall be exercisable for a period of 30 days after the Designated Partner's right to purchase has terminated.

                  d. The Designated Partner under Section 10 shall be as follows: (i) if Woody is the Selling Partner, Buscher is the Designated Partner; (ii) if Buscher is the Selling Partner, Woody is the Designated Partner; and (iii) if Garrett is the Selling Partner, Woody is the Designated Partner.

                  e. If all of the offered Interest is not purchased pursuant to the foregoing provisions, such offered Interest may be transferred by the offering Partner only to the Offeror named in the offer to the Partnership on the same terms and conditions asset forth in the written offer, provided that the Offeror agrees to be bound by the terms and conditions of this Agreement by executing a copy hereof, and all remaining Partners consent in writing to the Offeror becoming a Partner. However, if such transfer is not made within 30 days following the termination of the remaining Partners' right to purchase, a new offer must be made to the Partnership and the remaining Partners before the offering Partner can transfer any portion of his Partnership Interest and the provisions of this Section 10 shall again apply to such transfer.

                  f. No Partner shall pledge or otherwise encumber its Interest without the written consent of all the Partners, which consent can be withheld in the sole discretion of any Partner.

                  g. Garrett shall not transfer, either for consideration or by gift, any or all of its Interest in the Partnership to a relative of or an affiliate of the controlling owner of Garrett without the written consent of all the Partners, which consent of can be withheld in the sole discretion of any Partner.

         11. Purchase of Interest on Death of Individual Partner or of John
A. Elway, Jr. or Rodney L. Buscher or Christopher R. Garrett.

                  a. Within 90 days after the personal representative of John A. Elway, Jr., Rodney L. Buscher or Christopher R. Garrett (the "Decedent") is qualified, the personal representative shall make a written offer to sell to the Designated Partner, at the Purchase Price (as hereinafter defined in Section 17) determined as of the date of death, all of the Interest in the Partnership now owned or hereafter acquired by any corporation owned directly or indi rectly by the Decedent as of the date of the Decedent's death. The Designated Partner shall have the right for a period of 90 days after receipt of written notice of the offer to sell to elect to purchase all of such Interest. The Designated Partner shall pay for the Interest in the manner set forth in Section 18. The Closing for the purchase of such Interest shall not be later than nine months after the date of death of the Decedent.

                  b. The Designated Partner may assign its rights and obligations under this Section 11 to the Partnership, including the right to purchase the Interest, subject to the same periods for election and payment as set forth in Section 11a above, upon approval of the Partners (excluding the Partner owned by the Decedent) owning the majority of Partnership Interests.

                  c. If the Designated Partner or Partnership does not exercise its right in full, the remaining Partners (other than the Partner previously owned by the Decedent) shall have the right to purchase, at the same price and upon the same terms and conditions available to the Designated Partner, all of the Interest not purchased by the Designated Partner or Partnership. In any event, all of the offered Interest must be purchased by the remaining Partners as a condition to the remaining Partners acquiring any of the offered Interest. This right shall be exercis able for a period of 30 days after the Designated Partner's right to purchase has terminated.

                  d. The Designated Partner under Section 11 shall be as follows: (i) if John A. Elway, Jr. is the Decedent, the Designated Partner shall be Buscher; (ii) if Rodney L. Buscher is the Decedent, the Designated Partner shall be Woody; and (iii) if Christopher R. Garrett is the Decedent, the Designated Partner shall be woody.

                  e. In the event that the Designated Partner, the Partnership, or the remaining Partners (other than the Partner previously owned by the Decedent) fail to accept the offer of the personal representa tive of a Decedent within the time permitted above, the corpora tion owned by the Decedent shall remain as an owner of the Interest. In addition, if the Decedent owned individually any Interest as of the date of his death, the Personal Representative may distribute such Interest to the devisees under the Decedents will, provided, however, that before such distribution, the devisee shall execute a copy of this Partnership Agreement and agree to become bound by the terms hereof. At any time com mencing one year after the date of death of the Decedent through two years after such date of death, the personal representative and/or heirs, devisees and successors to a Decedent shall have a "put" to the Designated Partner (or the Partnership as assignee) to require the purchase of the Interest owned directly by the Decedent or owned by a corporation or other entity owned by the Decedent at the Purchase Price as of the date of the "put", to be paid in accordance with Section
                           18. If the Partnership or the Designated Partner do not purchase such Interest within 120 days from the date of the "put", the Partnership shall be liquidated as soon as possible, it being recognized and acknowledged that some time may be necessary to allow an orderly and financially advantageous liquidation of the Partnership, not exceeding, without the consent of all Partners, nine months from the date of the "put."

                  f. The Partners agree to enter into any shareholders agreements with each Partner which may be necessary or desirable in order to carry out the requirements of this Section 11, Section 12, or any other sections of this Agreement.

         12. Purchase of Interest Upon Event Causing Change of Control of Corporate or Other Partner.

                  a. If an event occurs causing a change of control (as herein defined) of either (i) a Partner or
                           (ii) any affiliate of a Partner that owns an equity interest in J-R Motors Company South, which is or becomes a corporation, partnership, association or any other entity, the Partner, within 30 days of the occurrence of such event, shall make a written offer to sell to the Designated Partner at "Adjusted Capital Account Balance" (as hereafter defined), all of its Interest in the Partnership owned at the time such event occurs. The Designated Partner shall have the right for a period of 75 days after receipt of such offer to elect to purchase all or any portion of such Interest. The Designated Partner shall pay for the purchased Interest within 90 days after its election, and the method of payment shall be as set forth in
                           Section 18.

                  b. If the Designated Partner does not exercise its right in full, the Partnership shall have the right to purchase at the Purchase Price all or any portion of the Interest not purchased by the subject to Paragraph (c) below. This right shall be exercisable for a period of 30 days after the Designated Partner's right to purchase has terminated. The purchasing Partnership shall make payment for any Interest which it elects to purchase within 10 days after it makes its election, and the method of payment shall be as set forth in Section 18.

                  c. The Designated Partner under this Section 12 shall be as follows: (i) Woody in the case of a change of control of Garrett, Buscher, or Buscher's affiliate, or (ii) Buscher in the case of a change of control of Woody or Woody's affiliate.

                  d. To the extent that neither the Partnership nor the Designated Partner exercise their right to purchase, the offering Partner shall be free to retain the offered Interest.

                  e. For purposes of this Agreement, the term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Partner which is a corporation, partnership, association or similar entity, whether through the ownership of voting securities, by control or otherwise.

                  f. For purposes of this Agreement, "Adjusted Capital Account Balance" shall be calculated by the Partnership's certified public accountants, Morrison Brown Argiz & Co. in accordance with generally accepted accounted principles as the sum of (i) such Partner's capital account balance, plus (ii) the product of (A) one minus the sum of the highest federal and Colorado income tax rates then in effect, multiplied by
                           (B) such Partner's specifically calculated add-on LIFO reserve.

         13. Purchase of Interest Upon Involuntary Termination of
Employment.

                  a.       Rodney L. Buscher. Within 120 days after Rodney
                           L. Buscher shall cease to be employed by the Partnership or J-R Motors Company South, except a termination of employment caused by (i) the death of Rodney L. Buscher (which is subject to Section 11 above) or (ii) the voluntary termination of employment by Rodney L. Buscher (which is subject to Section 14 below), then Woody shall purchase from Buscher, and Buscher shall sell to the Woody, all of the Interest in the Partnership then owned by Buscher at the following "Termination Price": (a) the Purchase Price as set forth in Section 17 below; provided, however, that the discount set forth in paragraph 17b shall only apply if the termination was for cause under the applicable Employment Agreement, plus (b) if the termination was not "for cause" as defined in the applicable Employment Agreement with Rodney
                           L. Buscher, $25,000 if Buscher's Sharing Ratio is 17.5%, $50,000 if Buscher's Sharing Ratio is 15%, $75,000 if Buscher's Sharing Ratio is 12.5%, $100,000 if Buscher's Sharing Ratio is 10%, $125,000 if Buscher's Sharing Ratio, is 7.5%, or $150,000 if Buscher's Sharing Ratio is 5%. Woody may assign its rights and obligations under this paragraph 13a to the Partnership upon the approval of the Partners (excluding the Partner owned by Buscher) owning the majority of Partnership Interests. The payment of the Termination Price shall be on the same terms as the payment of the Purchase Price as set forth in Section 18.

                  b. Christopher R. Garrett. Within 120 days after Christopher R. Garrett shall cease to be employed by the Partnership, except a. termination of employment caused by (i) the death of Christo pher R. Garrett (which is subject to Section 11 above) or (ii) the voluntary termination of employment by Christopher R. Garrett (which is subject to
                           Section 14 below), then Woody shall purchase from Garrett, and Garrett shall sell to Woody, all of the Interest in the Partnership then owned by Garrett at the following "Termination Price":

                                    (1)     if the termination was "for
                                            cause" as defined in the
                                            applicable Employment Agreement
                                            between the Partnership and
                                            Christopher R. Garrett, (i)
                                            Garrett's "Adjusted Investment
                                            Amount" as -defined below, if
                                            the termination occurs before
                                            the date that is five (5) years
                                            after the date that Garrett's
                                            Sharing Ratio becomes 20%, or
                                            (ii) the Purchase Price as set
                                            forth in Section 17 below if
                                            the termination occurs on or
                                            after the date that is five (5)
                                            years after the date that
                                            Garrett"s Sharing Ratio becomes
                                            20%; or

                                    (2)     if the termination was not "for
                                            cause" as defined in the
                                            applicable Employment Agreement
                                            be tween the Partnership and
                                            Christopher R. Garrett, the
                                            Purchase Price as set forth in
                                            Section 17 below. The payment
                                            of the Termination Price shall
                                            be on the same terms as the
                                            payment of the Purchase Price
                                            as set forth in Section 18.

                                    (3)     For purposes of this Agreement,
                                            Garrett's "Ad justed Invested
                                            Amount" shall be calculated by
                                            the Partnership's certified
                                            public accountants, Morrison
                                            Brown Argiz & Co. in accordance
                                            with generally accepted
                                            accounted principles, as if the
                                            Partnership closed its books
                                            with respect to Garrett as of
                                            the date of Christopher R.
                                            Garrett's termination, as the
                                            sum of (i) the net amount of
                                            items of the Partnership's
                                            income, gain, loss, and
                                            deduction allocated to
                                            Garrett's capital account
                                            balance, plus (ii) the product
                                            of (A) one minus
                                            the sum of the highest federal
                                            and Colorado income tax rates
                                            then in effect, multiplied by
                                            (B) Garrett's specifically
                                            calculated add-on LIFO reserve,
                                            minus (iii) all distributions
                                            made to Garrett from the
                                            Partnership, plus (iv) the
                                            aggre gate amount of Capital
                                            Contributions made by Garrett
                                            to the Partnership, plus (v)
                                            the purchase price actually
                                            paid by Garrett to Woody to ac
                                            quire Garrett's Interest.

                                    (4)     Woody may assign its rights and
                                            obligations under paragraph
                                            13b(2) to the Partnership upon
                                            the approval of the Partners
                                            (excluding the Part ner owned
                                            by Garrett) owning the majority
                                            of Partnership Interests.

         14. Purchase of Interest Upon Voluntary Termination of Employment. Upon any voluntary termination of employment by Rodney L. Buscher from the Partnership or J-R Motors Company South, then Woody shall have the continuing option to make a written demand, at any time before the death of Rodney L. Buscher, to Buscher to purchase all of the Interest in the Partnership so owned by Buscher as of the date of such termination at the Purchase Price as set forth in Section 17 and the payment of the Purchase Price on the terms as set forth in Section 18. Upon any voluntary termination of employment by Christopher R. Garrett from the Partnership, then Woody shall have the continuing option to make a written demand, at any time before the death of Christopher R. Garrett to Garrett to purchase all of the Interests in the Partnership owned by Garrett as of the date of such termination as follows: (i) if Christopher R. Garrett terminates employment before the date that is five years after Garrett's Sharing Ratio becomes 201%, the purchase price shall be Garrett's "Adjusted Investment Amount," or (b) if Christopher R. Garrett terminates employment on or after the date that Garrett's Sharing Ratio becomes 20%, the purchase price shall be the Purchase Price as set forth in Section 17, with the payment of the purchase price on the same terms as set forth in Section 18. The demand shall be binding upon the owner of such Interest, and the closing of the purchase shall occur no later than 75 days after the Purchase Price has been calculated. Woody has the right to assign its right to purchase under this paragraph to the Partnership upon the approval of the Partners (excluding the Partner owned by the terminated employee) owning the majority of Partnership Interests. In the event that the Partnership or Woody do not exercise their rights to purchase the Interest, Buscher or Garrett, as appropriate, will retain its Interest subject to the terms and provisions of this Agreement.

         15. Bankruptcy, Levy, Execution. If any, or all of a Partner's Interest in the Partnership shall be levied upon, sequestered, administered by a receiver or a trustee in bankruptcy, or sold or proposed to be sold in foreclosure or execution or under any power of sale contained in a note or loan agreement, or by operation of law, the holder thereof shall give the Partnership prompt written notice of such occurrence, and the Partnership shall, for a period of 60 days after receipt of such notice have, the right to demand to purchase all or a part of such Interest at the Purchase Price calculated under Section 17 below by giving notice of such right to the person then having legal title to such Interest. Such right shall apply even though the Interest may actually have been sold at the time of exercise thereof. Upon the exercise of the Partnership's right to purchase, all the Interest purchased shall be promptly transferred, assigned and delivered to the Partnership. The Partnership shall make payment in cash for the Interest it purchases within 60 days after the calculation of the Purchase Price, in the manner set forth in Section 18 at the discretion of the Partnership.

         16. Other Activities. Except as may be limited by any employment agreement, consulting agreement or other agreement between a Partner and the Partnership, each Partner shall be free to engage in or have interests in other business ventures and activities similar or dissimilar to the business and activities of the Partnership, and neither the Partnership, nor any Partner, shall have, by virtue of this Agreement, any right to or in such other ventures or activities or the profits or income derived therefrom.

         17. Purchase Price. As used herein, the "Purchase Price" of any Interest in the Partnership shall be the amount as determined from the Partnership books and records, audited or certified, by the firm of independent certified public accountants regularly employed by the Partnership, with the Purchase Price to reflect the following:

                  a. The amount that would be distributed with respect to such Interest in liquidation of the Partnership pursuant to Section 9 of this Agreement if all of the Partnership's tangible and intangible assets, including goodwill and the value of the automobile dealership franchise, were sold for their fair market value, the Partnership paid, or reserved for, all accrued and reasonably anticipated liabilities, contingent and fixed, and the balance of the proceeds of such sale were distributed to the Partners in liquidation of their interests in the Partnership.

                  b. In the case of a purchase in accordance with the provisions of Section 13 (but only if the involuntary termination was for cause pursuant to the applicable Employment Agreement), 14 or 15 above, and the purchased Interest was owned by Woody or Buscher, the amount distributable to the Partners in liquidation shall then be reduced by the following discount: if the event triggering the purchase occurs after April 12, 1996, no discount; if the event triggering the purchase occurs after April 12, 1995, and before April 13, 1996, a 5% discount; if the event triggering the purchase occurs after April 12, 1994 and before April 13, 1995, a 10% discount; and if the event triggering the purchase occurs after April 12, 1993 and before April 13, 1994, a 15% discount.

                  c. The fair market value shall be determined as follows: Both of the selling and purchasing Partners shall use their best efforts to mutually select an appraiser to value the assets of the Partner ship, in accordance with Section 17a to calculate the amount of proceeds that would be distributed with respect to such Interest in liquidation of the Partnership. The appraiser shall render an appraisal no later than 60 days from the date of selection. If any Partner disagrees with such appraisal, both the selling and purchasing Partners shall use their best efforts to mutually select an additional appraiser, who shall render an appraisal within 45 days from the date of selection. In the event the two appraisals differ by not more than 10%, they shall be averaged, and the average amount used as the fair market value of the assets of the Partnership. In the event the appraisals differ by more than 10%, such matter shall be submitted to arbitration in accordance with
                           Section 24 below. All appraisers selected shall be MAI apprais ers or members of a similar organization approved by the Partners, and such appraisers shall be instructed to determine the fair market value of all assets owned by the Partnership, exclud ing any amount due to the use of the name "John Elway" or any value attributable to the consulting or promotional agreements of John A. Elway, Jr. The fair market value of the assets determined by such appraisals shall be reduced to writing by the appraisers, and a copy shall be forwarded in accordance with Section 25 below, and to the Partnership's certified public accountants, Morrison, Brown Argiz & Co. Such accountants shall reduce the fair market value so determined by all accrued and reasonably anticipated liabilities, contingent and fixed, as computed on an accrual basis in accordance with good accounting practices, and shall thereupon compute the amount of proceeds that would be distributed to the Partners in liquidation of their interests in the Partnership.

                  d. All costs of the Partnership's accountants, appraisers and legal counsel or other parties or services in computing the Purchase Price shall be paid one-half by each Partner.

                  e. Notwithstanding any shorter period of time provided for a purchase to occur under Sections il, 12, 13, 14 or 15 above, such period of time shall be extended to allow full compliance with the appraisals and arbitration provisions of
                           Section 17.

         In no event shall the Purchase Price include any amount due to the use of the name "John Elway," or any value attributable to the consulting or promotional agreements of John A. Elway, Jr.

         18.      Payment of Purchase Price.

                  a.       Payment of the Purchase Price shall be in cash;
                           or

                  b. Payment of the Purchase Price shall be made by a cash payment of at least one-fourth of the Purchase Price and simultaneous execution by the purchaser(s) of a promissory note payable to the order of the seller for the balance of the Purchase Price. Such note shall provide for equal quarterly payments of principal and accrued interest over four' years, with interest to be at the floating U. S. prime rate as published daily by the Wall Street Journal (i.e. the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks), to be adjusted on the day of any change in such prime rate, plus one percent per annum. Prepay ment without penalty shall be allowed at any time. The note shall be secured by the Partnership Interest being acquired, and the Partnership Interest shall not be released until the full purchase price for all of the acquired Partnership Interest have been paid.

         19.      "PUT and "CALL" Provision.

                  a. Operation. In addition to the rights and obligations set forth in other paragraphs of this Agreement, but subject to the limitations in paragraph 19b below, any Partner may compel the purchase or sale of all of Interest owned by the other Partner in the following manner. The Partner wishing to invoke the procedures set forth in this Section 19 (the "Electing Partner") shall give notice to the "Responding Partner", containing a statement of the Electing Partner's intent to rely on this Section 19, an offer to purchase all the interest beneficially owned by the Responding Partner for a specified purchase price payable at the closing in cash or certified funds, and an acknowledgment from a commercial bank acting as escrow agent that the total purchase price for all the Partnership Interest that the Electing Partner is offering to purchase has been deposited with such commercial bank. The Responding Partner shall have an option, for a period of 120 days after the date such notice is given, either to sell to the Electing Partner all of the Partnership Interest owned beneficially by the Responding Partner, or to purchase all Interest owned beneficially by the Electing Partner upon the same terms. The Responding Partner shall give notice of Responding Partner's response to the Electing Partner within said 120 day period, and failure to respond shall be deemed to be an election by the Responding Partner to sell to the Electing Partner. The closing for the purchase and sale of Interest pursuant to this
                           Section 19 shall take place not later than 30 days after the date notice of response is given. At the closing, the purchasing Partner shall also purchase all indebtedness of the Partnership to the selling Partner, for the outstanding principal amount thereof plus accrued and unpaid interest thereon. In addition, the selling Partner shall also repay any and all obligations of the Partnership which such selling Partner shall have personally guaranteed on behalf of the Partnership, and all collateral given by the selling Partner to secure such obligations shall have been released by the secured lender. The provisions of Sections 11, 12, 13, 14 and 15 shall take priority over this Section 19 and a notice invoking the provisions of this Section 19 may not be given after the occur rence of an event described in Sections 11, 12 , 13 , 14 or 15 , until such time as the time periods specified in such paragraphs have expired.

                  b. Limitations. If Woody is the Electing Partner, Woody can give notice to any other Partner as the Responding Partner. If Buscher is the Electing Partner, Buscher can give notice only to Woody as the Responding Partner. Garrett cannot become an Electing Partner until the date that is five (5) years from the date that Garrett's Sharing Ratio becomes 20%, and if Garrett thereafter is the Electing Partner, Garrett can give notice only to Woody as the Responding Partner.

                  c. Assignment. The purchasing Partner may assign its rights and obligations under this Section 19 to the Partnership, including the right to purchase the Interest, subject to the same periods for election and payment as set forth in
                           Section 11a above, upon approval of the Partners (excluding the Partner owned by the selling Partner) owning the majority of Partnership Interests.

         20. Operations of the Partnership. The Partners agree to the following regarding the operations of the Partnership during the term of this Agreement:

                  a. Cash distributions shall be made by the Partnership to the Partners in accordance with the provisions of Section 5 hereto.

                  b. The Partners shall .vote on business issues based upon their respective Partnership Interests. Major decisions concerning the expansion of the Partnership's operations by adding an additional dealership shall be subject to the agreement of the Partners holding a majority of the total Partnership Interests. In addition, any increase in the capital loans or increase in other debt of the Partnership, and any change in the ownership of the Partnership not contemplated by this Agreement, shall be subject to the unanimous agreement of all corporate Partners that are owned by individuals personally liable for the repayment of such loans or debt, if any.

                  c. Rodney L. Buscher shall be hired as the President and Chief operating officer of the Partnership pursuant to a separate Employment Agreement which shall exclude other business interests (other than related entities), and require full time, effort, and dedication to the business of the Partnership, until such time as the principal's respective capital investments are repaid, or unless otherwise mutually agreed to by the principals, in writing.

                  d. The Partnership shall enter into a Promotion Agreement with John A. Elway, Jr. to provide promotion and advertising services to the Partnership.

         21. Additional Partners. Prior to becoming an owner of a Partnership Interest, the transferee of such Partnership Interest shall execute a copy of this Agreement indicating the date thereof, in the space provided at the end of this Agreement and thereafter shall have all the rights and obligations of a Partner under this Agreement. No evidence of any transfer of a Partnership Interest shall be issued to any transferee until such transferee shall have complied with the terms of this Agreement. No Partnership Interest shall be reflected on the books of the Partnership until all applicable provisions of this Agreement have been complied with. The admission of any new Partner may require the consent of the Franchisor prior to being admitted as a Partner.

         22. Take-Along Provision. Notwithstanding any other provision of this Agreement, in the event that Partner(s) owning more than 50% of the of Partnership Interests determine to transfer their Partnership Interest in the same transaction, any other Partner shall have the right, at its discretion, to participate in such transfer upon the same terms and conditions as the transferring Partner (s). The intent of this provision is to require that all Partners have the opportunity to participate in any change of control of the Partnership.

         23. Option to Purchase Additional Partnership Interest by Buscher.

                  a. Woody grants to Buscher the option to purchase an additional Interest in the Partnership from it in such amount as will make Buscher the owner of up to 33 1/3% of the total Partnership Interests and Sharing Ratios of the Partnership. This option shall commence on the date that Buscher owns a 20% Sharing Ratio and shall terminate in any event on October 12, 1994. The exercise price for this option shall be the greater of the following amounts:

                           (1)      an amount equal to (a) the total
                                    capital contributions of Woody to the
                                    Partnership, plus (b) interest on such
                                    total capital contributions from the
                                    date each contribution was made at 3%
                                    over prime as determined in section 18
                                    compounded annually; such sum of (a)
                                    and (b) to be divided by (c) the
                                    percentage interest owned by Woody, and
                                    then (d) multiplied by the percentage
                                    interest being acquired by Buscher at
                                    the time of exercise of the option.

                                    or

                           (2)      an amount equal to (a) the total
                                    capital contributions of Woody to the
                                    Partnership, plus (b) Woody,'s share of
                                    the undistributed net profits of the
                                    Partnership at the time of exercise of
                                    the option; such sum of (a) and (b) to
                                    be divided by (c) the percentage
                                    interest then owned by Woody, and then
                                    (d) multiplied by the percentage
                                    interest being acquired by Buscher at
                                    the time of exercise of the option.

                           The option may be exercised by Buscher in whole or in part, and, if exercised in part, shall continue until October 12, 1994; provided, however, that each and every exercise of the option by Buscher is subject to the consent of Woody, which may be granted or withheld in the sole discretion of Woody.

                  b. All payments shall be in cash or certified funds, and Buscher may borrow the funds for such option exercise, but any pledge by Buscher of his Partnership Interest or shares of stock in a Partner, may be subject to the consent of the franchisor.

         24. Arbitration. The Partners hereby submit all controversies, claims and matters of difference to arbitration in Denver, Colorado, according to the rules and practices of The American Arbitration Association from time to time in force except that, if such rules and practices shall conflict with the Colorado Rules of Civil Procedure or Federal Rules of Evidence, such Colorado and Federal rules shall govern. This submission and agreement to arbitrate shall be specifically enforceable. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the breach of any obligation, warranty or condition hereunder; (ii) all questions relating to representations, negotiations and other proceedings leading to the execution hereof; (iii) failure of any Partner to deny or reject a claim or demand of any other Partner; and (iv) all questions as to whether the right to arbitrate any question exists. Arbitration may proceed in the absence of any Partner if notice of the proceedings has been given to such Partner. The Partners agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all Partners to the extent and in the manner provided by the Colorado Rules of Civil Procedure. All awards may be filed with the Clerk of the District Court in Denver, Colorado, as a basis of judgment and of the issuance of execution for its collection, and, at the election of the Partner making such filing, with the clerk of one or more other courts, state or federal, having jurisdiction over the Partner against whom such an award is rendered or his property. No Partner shall be considered in default hereunder during the pendency of arbitration proceedings relating to such default.

         25. General Provisions.

                  a. All notices under the provisions of this Agreement shall be given (i) by facsimile transmission effective one business day after being sent, or (ii) by registered mail or certified mail, first class postage prepaid, to be effective two business days after mailing, and shall be mailed to the addresses as follows:

                           (1)      If intended for Buscher:

                                    R. L. Buscher, II, Inc.
                                    ATTN: Rodney L. Buscher
                                    4545 South High Street
                                    Englewood, Colorado 80110
                                    FAX: (303) 762-1597

                           (2)      If intended for Woody:

                                    Woody Capital Investment Company, II
                                    ATTN: John A. Elway, Jr.
                                    4763 South Elizabeth Court
                                    Englewood, Colorado 80110
                                    FAX: (303) 761-2760

                           (3)      It intended for Garrett:

                                    C. Garrett, Inc.
                                    ATTN: Christopher R. Garrett
                                    16326 East Prentice Circle
                                    Aurora, Colorado 80015
                                    FAX: (303) 792-1148

                           (4)      If intended for the Partnership:

                                    J-R Motors Company South
                                    10030 East Arapahoe Road
                                    Englewood, Colorado 80111
                                    FAX: (303) 792-1148

                           With a copy to:

                                    Michael J. Sternick, Esq.
                                    Brownstein Hyatt Farber & Strickland, P.C.
                                    410 Seventeenth St., Suite #2200
                                    Denver, Colorado 80202
                                    FAX: (303) 623-1956

                  b. In computing any period of time under this Agreement, the date of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

                  c. This instrument contains the entire agreement among the parties.

                  d. This Agreement may be amended by the vote of the Partners owning a majority of the total Interests in the Partnership. No rights hereunder may be waived, except by an instrument in writing signed by the party sought to be charged with such waiver.

                  e. This Agreement shall be construed in accordance with, and governed by, the laws of Colorado.

                  f. This Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective personal representa tives and assigns, except as above set forth.

                  g. This Agreement may be executed in any number of counterparts, each of which shall be considered an original.